exhbit 99.1
Sterling Chemicals, Inc.
Compensation Committee Charter
Preliminary Statements
     Whereas, the Board of Directors (the “Board”) of Sterling Chemicals, Inc. (the “Corporation”) has heretofore established and designated a standing committee of the Board known as the Compensation Committee (the “Committee”);
     Whereas, the Board has heretofore delegated oversight responsibility to the Committee for significant compensation and related matters; and
     Whereas, the Board desires to adopt a Charter for the Compensation Committee;
     Now, Therefore, It Is Hereby Resolved that this Compensation Committee Charter (this “Charter”) be, and it hereby is, adopted and approved as the Charter of the Committee.
Article I
Purposes of the Committee
     The Committee is authorized to:
•	review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	determine and approve the compensation levels for the other executive officers of the Corporation;

•	make recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation plans and equity-based plans that are subject to Board approval;

•	administer the Corporation’s compensation programs for executive officers (including bonus plans, stock option and other equity-base programs, deferred compensation plans and other cash or stock incentive programs);

•	review and make recommendations to the Board with respect to other significant employee benefit programs of the Corporation;

•	review and approve the Corporation’s annual merit budget;

•	establish, from time to time, the annual fees to be paid to each director of the Corporation and the fees to be paid to each director of the Corporation in connection with the attendance by such director at meetings of the Board of Directors or committee thereof;

•	make recommendations to the Board regarding such additional actions related to compensation matters as the Committee may deem necessary or appropriate; and

•	carry out such other responsibilities as may be delegated by the Board to the Committee from time to time.
Article II
Composition of the Committee
     Section 2.01. Number. The Committee shall consist of a number of directors (not less than two) as the Board shall determine from time to time.
     Section 2.02. Term; Removal; Vacancies. Each member of the Committee, including its chairman and any alternate members, shall be appointed by the Board, shall serve at the pleasure of the Board and may be removed at any time by the Board (with or without cause). The term of each member of the Committee shall otherwise be determined in accordance with the Bylaws of the Corporation. The Board shall have the power at any time to fill vacancies in the Committee, to change the membership of the Committee or to dissolve the Committee.
     Section 2.03. Member Requirements. Each Committee member shall satisfy the following requirements, together with any additional requirements required after the date of this Charter under applicable law or the rules of any stock exchange or quotation system on which the securities of the Corporation are listed or quoted, both at the time of the director’s appointment and throughout his or her term as a member of the Committee:
     (a) Each member of the Committee shall be independent of management and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of the independent judgment of such member of the Committee.
     (b) Each member of the Committee shall have, in the opinion of the Board and in the opinion of each member of the Committee, sufficient time available to devote reasonable attention to the responsibilities of the Committee.

Article III
Meetings of the Committee
     Section 3.01. Frequency. The Committee shall meet at least once during each fiscal year of the Corporation. Additional meetings of the Committee may be scheduled as considered necessary by the Committee, its chairman or at the request of the Chief Executive Officer of the Corporation.
     Section 3.02. Calling Meetings. Meetings of the Committee may be called at any time by the Board or by any member of the Committee. The chairman of the Committee may call a meeting of the Committee at the request of the Chief Executive Officer. In addition, any internal or external auditor, accountant or attorney may, at any time, request a meeting with the Committee or the chairman of the Committee, with or without management attendance.
     Section 3.03. Agendas. The chairman of the Committee shall be responsible for preparing an agenda for each meeting of the Committee. The chairman will seek the participation of management and key advisors in the preparation of agendas.
     Section 3.04. Expectations and Information Needs. The Committee should communicate its expectations and the nature, timing and extent of information it requires to management. To the extent practicable, written materials should be provided to the Committee by management at least one week in advance of any meeting of the Committee at which such materials will be discussed.
     Section 3.05. Attendees. The Committee may request members of management, internal auditors (if any), external auditors, accountants, attorneys and such other experts as it may deem advisable to attend any meeting of the Committee. The Committee may also, subject to applicable law and the Corporation’s Certificate of Incorporation and Bylaws, exclude from its meetings any person it deems appropriate in order to carry out its responsibilities.
     Section 3.06. Quorum; Required Vote. At all meetings of the Committee, the number of members of the Committee necessary and sufficient to constitute a quorum for the transaction of business shall be determined in accordance with the Bylaws of the Corporation. If a quorum shall not be present at any meeting of the Committee, the members of the Committee present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present. A meeting of the Committee at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of any member; provided, however, that no action of the remaining members of the Committee shall constitute the act of the Committee unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of members of the Committee as shall be required by applicable law or the Certificate of Incorporation or Bylaws of the Corporation. The act of a majority of the members of the Committee present at any meeting of the Committee at which there is a quorum shall be the act of the Committee unless by express provision of law or the Certificate of Incorporation or Bylaws of the Corporation a different vote is required, in which case such express provision shall govern and control.

     Section 3.07. Rules of Procedure and Minutes. The Committee may adopt and establish its own rules of procedure; provided, however, that such rules of procedure are not inconsistent with the Certificate of Incorporation or Bylaws of the Corporation or with any specific direction as to the conduct of its affairs as shall have been given by the Board. The Committee shall keep regular minutes of its proceedings and report the same to the Board when requested.
Article IV
Reporting; Reviews
     Each year, the Committee shall prepare a compensation committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC, which report shall indicate (a) whether Committee reviewed the Compensation Discussion and Analysis included in such proxy statement or annual report on Form 10-K, (b) whether the Committee met and held discussions with the Corporation’s management with respect to such Compensation Discussion and Analysis and (c) whether the Committee recommended to the Board that such Compensation Discussion and Analysis be included in such proxy statement or annual report on Form 10-K. The Committee, through its chairman, shall periodically report to the Board on the activities of the Committee. At least once during each fiscal year of the Corporation, the Committee’s report to the Board shall include a performance evaluation of the Committee and a review and assessment of the Committee’s compliance with, and the adequacy of, this Charter. The Committee shall review and assess the adequacy of this Charter annually and from time to time make recommendations to the Board with respect to any improvements to this Charter that the Committee may deem necessary or appropriate.
Article V
Authority to Engage Advisors
     Section 5.01. Authority to Investigate and Engage Advisors. The Committee shall have the power and authority, without approval of the Board, to investigate any matter within its authority that is brought to its attention and to engage and terminate independent counsel, consultants and other advisors as it determines necessary or appropriate to carry out its duties or exercise its powers.
     Section 5.02. Engagement Fees; Funding. The Committee shall have the power and authority, without approval of the Board, to approve the fees and other retention terms of any independent counsel, consultants or other advisors retained by the Committee and determine appropriate funding (which shall be provided by the Corporation) for the payment of compensation to such independent counsel, consultants or other advisors.

Article VI
Additional Powers; Limitations on Powers
     Section 6.01. Additional Powers. The Committee is authorized, in the name and on behalf of the Corporation, and at the expense of the Corporation, to take or cause to be taken any and all such actions as the Committee shall deem appropriate or necessary to carry out its responsibilities or exercise its powers under this Charter.
     Section 6.02. Limitations on Powers, Authority and Duties. The Committee shall not have or assume any powers, authority or duties vested in the Board which, under applicable law or any provision of the Certificate of Incorporation or the Bylaws of the Corporation, may not be delegated to a committee of the Board. The grant of authority to the Committee contained in this Charter may be modified from time to time or revoked at any time by the Board in its sole discretion.